Exhibit 10.5

EXECUTION COPY

SERVICES AGREEMENT

SERVICES AGREEMENT (this “Agreement”), dated as of July 30, 2004, by and between Oak Hill Capital Management, Inc., a Delaware corporation (“OHCMI”), and Duane Reade Acquisition Corp. (formerly known as Rex Corner Acquisition Corp.), a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated as of December 22, 2003, by and among the Company, Duane Reade Shareholders, LLC (formerly known as Rex Corner Holdings, LLC) and Duane Reade Inc. (“Duane Reade”), as amended by Amendment No. 1 on June 10, 2004, Amendment No. 2 on June 13, 2004 and Amendment No. 3 on June 18, 2004 (as amended, the “Merger Agreement”), pursuant to which the Company will merge with and into Duane Reade, and Duane Reade will continue as the surviving corporation;

WHEREAS, OHCMI provides certain management services to Oak Hill Capital Partners, L.P. (“OHCP”), Oak Hill Capital Management Partners, L.P. (“OHCMP”) and OHCP DR Co-Investors, LLC (“OHCP DR”), including, without limitation, procuring the Duane Reade investment opportunity, analyzing and evaluating the business, operations and financial position of Duane Reade, negotiating the Merger Agreement, obtaining the debt and equity financing and consummating the transactions contemplated by the Merger Agreement (collectively, the “Transaction Services”);

WHEREAS, in connection with the Closing (as defined in the Merger Agreement), OHCP, OHCMP and OHCP DR will provide the equity financing necessary in connection with the Merger; and

WHEREAS, following the Closing, the Company wishes that OHCMI provide it with certain ongoing advisory and management services, and OHCMI wishes to render such services to the Company, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

SECTION 1.        Transaction Services.

In consideration of the Transaction Services provided by OHCMI, the Company shall pay, or cause to be paid, to OHCMI a Transaction Services fee of $8,000,000 (eight million dollars), to be paid by wire transfer of immediately available funds upon the Closing.  The Transaction Services fee represents (i) an amount equal to $4,008,000 (four million eight thousand dollars) with respect to OHCP’s indirect equity investment in the Company (the “OHCP Equity Portion”), (ii) an amount equal to

$104,000 (one hundred and four thousand dollars) with respect to OHCMP’s indirect equity investment in the Company (the “OHCMP Equity Portion”) and (iii) an amount equal to $3,888,000 (three million eight hundred and eighty-eight thousand dollars) with respect to OHCP DR’s indirect equity investment in the Company (the “OHCP DR Equity Portion”).

SECTION 2.        Management Services.

(a)                                  During the term of this Agreement, OHCMI shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request.  Such services may be performed at OHCMI’s offices or at such other location as determined by OHCMI.

(b)                                 In consideration of the services to be provided in accordance with clause (a) above, the Company shall pay, or cause to be paid, to OHCMI an annual management fee of $1,250,000 (one million two hundred fifty thousand dollars), to be paid in equal quarterly installments in arrears, by wire transfer of immediately available funds within 30 days after the end of each fiscal quarter of the Company.  The annual management fee represents (i) an amount equal to $626,250 (six hundred and twenty-six thousand two hundred and fifty dollars) with respect to the OHCP Equity Portion, (ii) an amount equal to $16,250 (sixteen thousand two hundred and fifty dollars) with respect to the OHCMP Equity Portion and (iii) an amount equal to $607,500 (six hundred and seven thousand five hundred dollars) with respect to the OHCP DR Equity Portion.

SECTION 3.        Indemnification.

(a)                                  None of OHCMI, any of its affiliates or any of their respective partners, officers, directors, stockholders, agents or employees (an “Indemnified Party”) shall have any liability to the Company for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.

(b)                                 To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Indemnified Party from and against any losses, claims, damages, actions, demands, deficiencies, judgments or causes of action or liabilities, including, without limitation, reasonable legal fees or other expenses incurred in investigating or defending against any such losses, claims, damages or liabilities based upon, arising out of or otherwise in respect of the services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct.  The provisions of this Section 3 shall survive the termination of this Agreement.

SECTION 4.        Reimbursement.

The Company shall promptly upon request, reimburse OHCMI and its affiliates for all out-of-pocket costs and expenses (including, without limitation, travel and reasonable attorney’s fees and expenses) incurred in connection with the performance of the services contemplated by this Agreement.

SECTION 5.        Termination.

(a)                                  This Agreement (i) shall terminate upon a Change in Control or (ii) may be terminated by OHCMI at any time upon written notice to the Company.  The provisions of Section 3 shall survive the termination of this Agreement.

(b)                                 As used in this Section 5, the following term has the meaning specified below.

“Change in Control” means the occurrence of any one of the following events:  (i) any person, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), other than OHCMI or its affiliates, is or becomes the beneficial owner, as defined in 1934 Act Rules 13d-3 and 13d-5 (except that for purposes of this clause (i) such person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of a majority of the total voting power of the Company’s voting stock; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company’s board of directors, together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of a majority of the Company’s directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Company’s board of directors then in office; (iii) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, other than the transactions contemplated by the Merger Agreement or a transaction following which the holders of securities that represented 100% of the aggregate voting power of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, at least a majority of the aggregate voting power of the voting stock of the surviving person immediately after such transaction in substantially the same proportion that such holders held the aggregate voting power of the voting stock of the Company immediately prior to such transaction; or (iv) the sale of all or substantially all of the Company’s assets to another person.

SECTION 6.        Assignment.

This Agreement may not be assigned by any party hereto without the written consent of the other party; provided, however, that OHCMI shall be entitled to assign this Agreement to any person that is an affiliate of OHCMI or that otherwise assumes or is a successor to substantially all of the assets and liabilities of OHCMI.

SECTION 7.        Notices.

All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given three business days after mailed when mailed by registered or certified mail, return receipt requested, or given by facsimile or other electronic means, or when delivered if given in person, to the following addresses of the parties hereto or to such other address as such party may have specified for notice pursuant to this Section 7:

(a)                                  if to OHCMI:

Oak Hill Capital Management, Inc.

65 E. 55th Street, 36th Floor

New York, NY 10022

Attn:     John R. Monsky, Esq.

Facsimile: (212) 758-3572

(b)                                 if to the Company:

Duane Reade Acquisition Corp.

c/o Oak Hill Capital Partners, L.P.

201 Main Street, Suite 3100

Fort Worth, TX 76102

Attn:     Ray Pinson

Facsimile: (817) 338-2067

or to such other persons, addresses or facsimile numbers as may be designated in writing by the person entitled to receive such communication as provided above.

SECTION 8.        Modification.

This Agreement may not be modified or amended in any manner other than by a written instrument signed by both parties hereto, or their respective successors or assigns.

SECTION 9.        Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding among them with respect to such subject matter.

SECTION 10.  Severability.

If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby.

SECTION 11.  Governing Law; Submission to Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OR RULES OF SUCH STATE.  THE PARTIES TO THIS AGREEMENT (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK AND (B) WAIVE ANY CLAIM OF IMPROPER VENUE OR ANY CLAIM THAT THOSE COURTS ARE AN INCONVENIENT FORUM.  THE PARTIES TO THIS AGREEMENT AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

SECTION 12.  Successors and Assigns.

Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

SECTION 13.  Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.  It shall not be necessary for all parties to execute the same counterpart hereof.

SECTION 14.  Headings.

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

SECTION 15.  Interpretation.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or neuter gender shall include the masculine, the feminine and the neuter.

SECTION 16.  Waivers.

No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the party granting the waiver.  No failure or delay in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement.  Neither shall the waiver, invalidity or unenforceability of any provision of this Agreement affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Services Agreement to be executed by their representatives thereunto duly authorized as of the day and year first above written.

OAK HILL CAPITAL MANAGEMENT, INC.

By:	/s/ Andrew J. Nathanson
	Name:	Andrew J. Nathanson
	Title:	Managing Partner

DUANE READE ACQUISITION CORP.

By:	/s/ Andrew J. Nathanson
	Name:	Andrew J. Nathanson
	Title:	Vice President